Exhibit 6.3

OPTION AGREEMENT

This option agreement (the “Agreement”) is made as of ______________ _____, 2022 (the “Execution Date”), by and between StartEngine Assets, LLC, a Delaware limited liability company doing business at 3900 W. Alameda Ave, Suite 1200, Burbank, CA 91505 (“Buyer”) and ___________________, an individual residing at __________________________________ (“Seller”). (Buyer and Seller are each a “Party” and are collectively, the “Parties.”)

WHEREAS, Seller desires to grant and Buyer desires to obtain an option to purchase the items set forth in Exhibit A to this Agreement (each item listed in Exhibit A is a “Property,” and the items are collectively the “Properties”) on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller agree as follows:

1.             Grant of Option. During the Term (as defined below) of this Agreement, Seller grants Buyer an option to purchase any Property or all of the Properties (the “Purchase Option”) on the terms and conditions set forth herein.

2.             Payment of Deposit. In exchange for the Purchase Option set forth in Section 1 of this Agreement, within ___ business days of the Execution Date, Buyer shall pay Seller $___________ (the “Deposit”). The Deposit shall be paid via ACH according to directions provided by Seller to Buyer. If, during the Term, Buyer purchases any Property, the Deposit shall be credited toward the purchase of such Property. If Buyer does not purchase any Property, the Seller shall retain the Deposit.

3.             Provision of Information. Concurrently with the execution of this Agreement, Seller shall provide Buyer with all information in Seller’s possession about the Properties. This includes, but is not limited to, information about the provenance, authenticity, and exhibition history of the Properties, as well as videos, photographs and/or documents related to each of the Properties.

4.             Location of Properties. Concurrently with the execution of this Agreement, Seller will provide Buyer with information about the location(s) of the Properties. Seller represents and warrants that the Properties will remain at such location(s) during the Term (as defined below).

5.             Term. The option to purchase the Properties shall commence on the Execution Date and shall continue for a period of ____days thereafter (the “Term”). The Term may be extended by written agreement of the Parties.

6.             Insurance. At all points during the Term, Seller will maintain insurance against the loss or theft of or damage to the Properties. Such insurance will be based on the Properties having the values set forth in Exhibit A and will name the buyer as an additional insured on such insurance. During the Term, at Buyer’s written request, Seller shall provide Buyer with a certificate of insurance or other documentation establishing Seller’s compliance with this Section 6.

7.             Marketing and Sale of the Properties. During the Term, Buyer will market the Properties to potential investors at the price set forth in Exhibit A. The Properties will be marketed using marketing materials created by Buyer. Seller shall have the right to review such materials. If investors fully subscribe to purchase a Property at the price set forth in Exhibit A, Seller will sell and Buyer will buy such Property at the price set forth in Exhibit A (the “Purchase Price”). In the event that Seller sells and Buyer buys any Property, Buyer shall transmit the Purchase Price to Seller by ACH or Wire Transfer within __ business days of Buyer’s receipt of payment in full from investors subscribing to purchase a Property. The Purchase Price shall be paid to Seller according to directions provided by Seller to Buyer. Upon Seller’s receipt of the Purchase Price, Seller shall cooperate with Buyer to arrange for the transportation of any Property purchased to a location designated by Buyer. Buyer will be responsible for all shipping, insurance and other costs related to such transportation. In addition, Seller will provide Buyer with any collateral materials (i.e. certificates of authenticity) in Seller’s possession that are related to the Property purchased. Upon Seller’s receipt of the Purchase Price, title will automatically pass to Buyer.

8.             No Shop. During the Term of this option, Seller covenants and agrees that it will not market or sell or attempt to market or sell any of the Properties.

9.             Regulation A. During the Term, Buyer will market and sell the Property with various means including through a qualified offering statements under Regulation A of the Securities Act (“Regulation A”). Seller understands and agrees that offerings under Regulation A are public offerings, and that Buyer has the right to disclosure and include in a publicly filed documents information regarding the Seller, the Property and Terms of the Agreement, including, filing the Agreement itself, all the terms or details regarding the Buyer. Nothing in this Agreement should be construed to limit that disclosure and Buyer has the right to include such disclosure without the consent or review of Seller. Further, Seller covenants and agrees to provide Buyer all information required to be included in such offering statements.

10.          Bad Actor. Seller represents and warrants that neither it nor its affiliates is would be a “bad actor” as such term is defined under 17 C.F.R. § 230.262 and does not have disqualifying events attached hereto as Schedule 1 (“Disqualifying Events”). Further Seller agrees and convenants to provide Buyer with any information needed to run the required “Bad Actor” checks.

11.          Confidentiality. Except as provided in Section 9, the Parties, during and after the Term of this Agreement, agree to keep this Agreement and its terms confidential and shall not shall not reveal this information, except: (i) as required by court order, valid subpoena or other valid legal process, or other legal duty to reveal such information to any governmental or quasi-governmental authorities; (ii) as necessary to enforce and/or comply with the terms of this Agreement; or (iii) as necessary to comply with any accounting, tax or other required disclosure obligations, but only to the extent of such required disclosure obligations. If any Party receives a request for the disclosure of this Agreement, whether by subpoena, document request, legal process, or through any other means, unless prohibited by law, the Party receiving the request for disclosure must notify the other Party to this Agreement to ensure it has a reasonable opportunity and reasonable time to oppose the request for disclosure and/or request confidential treatment.

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12.          Seller’s Representations and Warranties. Seller represents and warrants the following to Buyer:

a.	Seller has the power, authority and legal right to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by the Seller has, to the extent required, been duly authorized by all necessary corporate action;

b.	This Agreement will be duly executed and delivered by Seller and, when executed and delivered, will constitute legal, valid and binding obligations of Seller and be enforceable against the Seller in accordance with its terms;

c.	The Properties are genuine;

d.	The Properties conform to the descriptions set forth in Schedule A;

e.	No person or entity has asserted or threatened to assert that the Properties are not genuine or fail to conform to the descriptions set forth in Schedule A;

f.	Seller has good, valid and marketable title to the Properties free and clear of any and all liens, pledges, security interests, charges, claims, restrictions and/or other encumbrances and defect of title of any nature whatsoever;

g.	No person other than Seller owns the Properties;

h.	There is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator, or governmental or regulatory official, body or authority pending or threatened against or in any way related to the Properties;

i.	The execution, delivery and performance of this Agreement by Seller will not contravene or violate (i) any law, rule or regulation to which Seller is subject, or (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Seller;

j.	To the best of Seller’s knowledge, after a due, proper and complete investigation, there are no conditions adversely affecting the Properties;

k.	There are no other agreements, options, commitments or rights with, or in any person to acquire the Properties;

l.	Neither this Agreement nor any certificate, schedule, statement, document or instrument furnished to be furnished to Buyer in connection with the transaction contemplated by the Agreement or the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a fact or omits or will omit to state a fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general) that Seller has not disclosed to Buyer in writing that adversely affects or, so far as Seller can now foresee, may adversely affect the Properties;

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m.	Seller has all rights to any collateral materials transmitted to Buyer in accordance with Sections 3 and 7 of this Agreement and no other party has any rights to such materials; and

n.	Neither Seller nor its affiliates have any Disqualifying Events

If any of the foregoing representations and warranties are untrue, in addition to any other remedy available to Buyer at law or equity, Seller shall, upon notice from Buyer, immediately return the Deposit or Purchase Price (as the case may be) attributable to the Property or Properties for which the representations and warranties are untrue, to Buyer.

13.          Representations and Warranties of Buyer. Buyer represents and warrants the following to Seller:

a.	The Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action. This Agreement will be duly executed and delivered by the Buyer and this Agreement, when executed and delivered will constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms; and

b.	The execution, delivery and performance of this Agreement by the Buyer will not contravene or violate (i) any law, rule or regulation to which the Buyer is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Buyer.

14.          Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by the Parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall continue to be true during the Term and following the purchase of any Property. Notwithstanding any investigation conducted before or after the Execution Date or the decision of any Party to execute this Agreement or enter into the transaction contemplated herein, each Party is entitled to rely on the representations, warranties, covenants and agreements set forth in this Agreement or any certificate, schedule, statement, document or instrument furnished hereunder.

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15.          Indemnification by Seller. Seller hereby agrees that it shall indemnify Buyer and its affiliates and their respective successors and assigns, directors, officers, stockholders, agents and investors (collectively, the “Indemnified Parties”), from and against any claim, loss, fine, penalty, damage, liability, order, judgment, interest (including interest from the date of such losses), settlement, cost or expense (including reasonable attorneys’ and accountants’ fees, and expert witness fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Indemnified Party resulting from (a) any inaccuracy or breach of any representation, warranty or covenant made by Seller in this Agreement, or (b) as the result of any claim by a third-party related to the Properties.

16.          Liabilities Excluded. To the extent Buyer exercises the right to purchase any Property, it is not assuming any liability or obligation of Seller (or any predecessor owner of all or part of Seller’s business and/or assets, including but not limited to any Property purchased) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise. All such liabilities and obligations, including but not limited to all liabilities and obligations arising prior to the Execution Date shall be retained by and remain obligation and liability of Seller or such predecessor, as applicable.

17.          Limitation of Buyer’s Liability. To the fullest extent permitted by law, in no event will Buyer be responsible for (a) lost profits or any consequential, special, incidental or indirect damages, however caused and regardless of the theory of liability asserted, arising out of this Agreement, even if Seller has been advised of the possibility of such damages, or (b) damages exceeding, in the aggregate, Deposit or the Purchase Price, whichever is greater. This limitation is cumulative and the existence of more than one claim will not enlarge this liability limitation.

18.          Taxes. Neither Seller nor Buyer shall be responsible for the other’s sales, transfer, use or documentary taxes, if any, due as a result of the transfer of any Property to Buyer, or all other fees related to the transfer of such Property to Buyer.

19.          Further Assurances. Upon Buyer’s request, Seller, at its sole costs and expense, shall execute and deliver all such documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

20.          Remedies. Seller acknowledges that the Properties are unique and not otherwise available and agrees that, in addition to any other remedy available to Buyer, Buyer may invoke any equitable remedy to enforce performance hereunder, including, without limitation, the remedy of specific performance.

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21.          Governing Law, Jurisdiction and Venue. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of California without regard to the conflicts of law provisions thereof. The Parties agree to submit any dispute, claim and/or controversy that cannot be resolved through discussion and negotiation to arbitration to be conducted by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Any such arbitration shall be held in Los Angeles, California before a single arbitrator and shall be conducted in English. The prevailing party shall be entitled to recover its legal fees and costs from the losing party.

22.          Headings, Gender and “Person.” The section headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

23.          Schedules. All schedules referred to herein are hereby incorporated by reference as if fully set forth in the body of this Agreement.

24.          Tax Consequences. No party to this Agreement, nor any of their officers, employees, representatives or agents has made any representation or agreement, express or implied, as to the tax consequences of the transaction contemplated by this Agreement or the tax consequences of any action pursuant to or arising out of this Agreement.

25.          Severability. If any provision of this Agreement or the schedules hereto conflicts with any statute or rule of law, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

26.          Counterparts. This Agreement and the schedules hereto may be executed and delivered electronically and in counterparts. In the event the Parties execute this Agreement and the schedules hereto in counterparts, each counterpart will be deemed an original, but all of which shall constitute the same instrument.

27.          Representation by Counsel. Each of the Parties acknowledges that (i) it has read this Agreement and the schedules hereto in their entirety and understands all their terms and conditions, (ii) it has had the opportunity to consult with individuals of its choice regarding the provisions of this Agreement and the schedules hereto, including legal counsel of its choice, and any decision not to was its alone, and (iii) it is entering into this Agreement of its own free will, without coercion from any source. In the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions of this Agreement or the schedules hereto, no provision shall be construed against any of the Parties on grounds that it or its counsel was the drafter thereof.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

STARTENGINE ASSETS, LLC		[SELLER]

By:		By:
Leon Benrimon, VP Assets
Name:

Its:

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EXHIBIT A

Description of Property	Price	Location

Exhibit 1

Disqualifying events include”

(1) Has been convicted, within ten years before the filing of the offering statement (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

  (i) In connection with the purchase or sale of any security;

  (ii) Involving the making of any false filing with the Commission; or

  (iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2) Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the offering statement, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

  (i) In connection with the purchase or sale of any security;

  (ii) Involving the making of any false filing with the Commission; or

  (iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3) Is subject to a final order (as defined in Rule 261 (§ 230.261)) of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

  (i) At the time of the filing of the offering statement, bars the person from:

    (A) Association with an entity regulated by such commission, authority, agency, or officer;

    (B) Engaging in the business of securities, insurance or banking; or

    (C) Engaging in savings association or credit union activities; or

  (ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the offering statement;

(4) Is subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (b) or 78 o-4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of the filing of the offering statement:

  (i) Suspends or revokes such person's registration as a broker, dealer, municipal securities dealer or investment adviser;

  (ii) Places limitations on the activities, functions or operations of such person; or

  (iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(5) Is subject to any order of the Commission entered within five years before the filing of the offering statement that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:

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  (i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933 (15 U.S.C. 77q(a)(1)), section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

  (ii) Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

(6) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the Commission that, within five years before the filing of the offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8) Is subject to a United States Postal Service false representation order entered within five years before the filing of the offering statement, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

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